UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 9, 2019 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)
Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Exchange On Which Registered
Public Common Stock, $.01 par value	HSKA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01          Entry into a Material Definitive Agreement.
On September 9, 2019, Heska Corporation (the "Company") and its wholly-owned subsidiaries, Diamond Animal Health, Inc. and Heska Imaging, LLC (collectively, the "Borrowers"), entered into a fourth amendment (the "Amendment") to Credit Agreement among the Borrowers, JPMorgan Chase Bank, N.A. ("Chase"), as a lender, administrative agent, swingline lender and issuing bank, and the other lenders and loan parties thereto, dated as of July 27, 2017, as amended (the "Credit Facility"). The Amendment, however, will not become effective until the first date any Senior Convertible Notes (as defined below) are issued. The Amendment, if and when it becomes effective, will amend the Credit Facility to, among other things, (x) reduce and limit the Credit Facility to a $2.0 million, cash collateralized, letter of credit facility and (y) eliminate a majority of the negative covenants previously contained in the Credit Facility, including any covenants that could have prohibited the issuance of any Senior Convertible Notes and the Company's ability to pay cash upon conversion, repurchase or redemption of any Senior Convertible Notes issued. The Company is required to repay in full the approximately $12.8 million of indebtedness currently outstanding under the Credit Facility and fully fund the $2.0 million collateral account contemplated to secure the Company's obligations under the Amendment to the Credit Facility. A copy of the Amendment is filed as Exhibit 99.1 hereto and is incorporated herein by reference thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this Item 2.03 is incorporated by reference to the information provided under Item 1.01 of this current report on Form 8-K.

Item 3.03	Material Modification to Rights of Security Holders.
The information required by this Item 3.03 is incorporated by reference to the information provided in the second paragraph under Item 8.01 of this current report on Form 8-K.

Item 8.01	Other Events.
On September 11, 2019, the Company issued a press release announcing the Company’s proposed private offering of convertible senior notes due 2026 ("Senior Convertible Notes") pursuant to Rule 144A under the Securities Act of 1933, as amended. A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference thereto.

In connection with the offering of Senior Convertible Notes and effective upon the pricing thereof, the Company's Board of Directors, pursuant to the Company's restated certificate of incorporation, as amended (the "Charter"), determined to waive the application of any domestic Federal Net Operating Loss ("NOL") carryforward transfer restrictions (the "NOL Transfer Restrictions") contained in the Charter with respect to the issuance and transfer of the Senior Convertible Notes, any issuance of shares of the Company’s common stock upon conversion of any of the Senior Convertible Notes, and any subsequent and further transfer of any such shares of common stock, to the extent such NOL Transfer Restrictions would otherwise have been applicable thereto. Investors and other interested persons are encouraged to read the additional information concerning the Company's NOL Transfer Restrictions included in the Company's periodic reports most recently filed with the SEC, as well as the full text of the NOL Transfer Restrictions included in Exhibit 3(ii) to our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2012.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.    Exhibit Description
99.1 Amendment to Credit Facility
99.2 Press Release dated September 11, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION a Delaware corporation

	By:	/s/ Catherine Grassman
Dated: September 11, 2019		Catherine Grassman Executive Vice President, Chief Financial Officer